Exhibit 10.29

DCP MIDSTREAM PARTNERS, LP

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED PHANTOM UNIT GRANT AGREEMENT

Grantee:

Grant Date:

Performance Period:

1.	Grant of Restricted Phantom Units. DCP Midstream GP, LLC (the “Company”) hereby grants to you Restricted Phantom Units (“RPUs”) allocated as ConocoPhillips (“COP”) shares and Spectra Energy Corp. (“Spectra”) shares under the DCP Midstream Partners, LP 2012 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of RPUs has been determined based on the average closing price of the COP (50%) and Spectra (50%) equity during the last twenty trading days immediately prior to the Grant Date and includes a tandem dividend equivalent right (“DER”) grant with respect to each RPU. In the event that DCP Midstream, LLC’s membership interests are transferred by either Spectra or COP, then the RPUs allocated based on the transferor entity shall be adjusted to instead be allocated based on the common stock of any such successor owner of DCP Midstream, LLC’s membership interests. The Company will establish a DER bookkeeping account for you with respect to each RPU granted that shall be credited with a proportionate amount equal to the cash dividends made during the Performance Period on the COP and Spectra common stock. Unless otherwise defined herein, terms used, but not defined, in this Grant Agreement shall have the same meaning as set forth in the Plan.

2.	Vesting. Except as provided in Paragraph 3 below, the RPUs granted hereunder shall become Vested only if you have not ceased to be an Employee (“Termination of Service”) prior to the end of the Performance Period.

3.	Early Vesting Events. You may become Vested prior to the end of the Performance Period as provided in Paragraph (a) below.

(a)	Death, Disability, Retirement or Layoff. If you incur a Termination of Service after the first anniversary of the Grant Date as a result of your: (i) death, (ii) disability that entitles you to benefits under the Company’s long-term disability plan, (iii) retirement on or after attaining the age of 55 and completing five (5) continuous years of service with the Company or its Affiliates, or (iv) involuntary termination by the Company for reasons other than “Cause,” as determined by the Company in accordance with its employment practices, the Performance Period shall terminate and your RPUs and DERs will become fully Vested on the date of your Termination of Service.

(b)	Other Terminations of Service. If your Termination of Service occurs prior to the end of the Performance Period for any reason other than as provided in Paragraph 3(a) above, the Performance Period shall terminate and all of your RPUs and unpaid DERs shall be forfeited automatically upon the date of your Termination of Service.

4.	Change of Control. If a Change of Control occurs prior to the end of the Performance Period the following will occur: (i) if there is no change in job (same status) within twelve (12) months of the Change of Control, RPUs will be replaced with equivalent ownership interests of the new enterprise; however (ii) if you are severed or if your job is lower in status within twelve (12) months of the Change of Control, the Performance Period terminates and all RPUs will become immediately Vested. For purposes of this Agreement, Change of Control means any person other than DCP Midstream, LLC and/or an affiliate thereof becomes the beneficial owner of more than 50% of the combined voting power of the Company’s equity interests.

5.	Payments.

(a)

RPUs. As soon as administratively practicable after the last day of the Performance Period, the Company will pay you a lump sum cash payment equal to the average closing price of the Vested RPUs based on the last twenty trading days immediately prior to the end of the Performance Period, less any applicable tax withholding. Payment will be made no later than 2 1/2 months following the end of the calendar year in which the Performance Period terminates unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A. Notwithstanding the foregoing, payment will be delayed for six months following separation from service if the payment is due to retirement and Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, applies.

(b)	DERs. As soon as practicable after the end of each calendar quarter during the Performance Period, the Company shall pay you, with respect to each RPU, an amount of cash equal to the DERs credited to your DER account during that calendar quarter less all applicable taxes required to be withheld therefrom.

6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.	Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding the foregoing, the Company may unilaterally amend this Agreement, and this Agreement shall be considered so amended, for compliance with the terms of any “clawback” policy adopted by the Company as required under the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the market listing standards, in accordance with any proposed or final rules adopted by the SEC or other governing body.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

11.	Plan Controls. By accepting this Grant, you acknowledge and agree that the RPUs are granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Agreement are binding, conclusive and final on all persons.

DCP MIDSTREAM GP, LLC

By:

Name:

Title:

Grantee Acknowledgment and Acceptance

By:

Name:

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